Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2020 Results

STAMFORD, CT, November 5, 2020 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax drybulk segment, today reported financial results for the three and nine months ended September 30, 2020.

Highlights for the Quarter:

•Revenues, net of $68.2 million
◦TCE Revenue (1) for the quarter equated to $42.4 million
◦Achieved TCE (1) of $9,620/day for the quarter versus the Adjusted net BSI (2) at $9,429/day

•Realized a net loss of $11.2 million, or $1.09 per basic and diluted share

•Adjusted EBITDA(1) of $11.5 million

•Completed the 1-for-7 reverse stock split that became effective on September 15, 2020

•Reached an agreement to sell the M/V Skua (2003-built Supramax) for a gross price of $5.4 million. Closing is expected to occur in the fourth quarter.

•Looking ahead, fixed 73% of Q4 available days at an average TCE of $11,275 as of November 2, 2020

Subsequent Events

•Reached agreements to sell the M/V Osprey (2002-built Supramax) and M/V Shrike (2003-built Supramax) for a gross price of $10.0 million, in aggregate. Closings are expected to occur in the fourth quarter.

Gary Vogel, Eagle Bulk’s CEO, commented, “The Baltic Supramax Index continued to recover in the third quarter, since bottoming in April while in the midst of the global lockdown. I believe this positive trend is indicative of a normalization of freight demand.

Additionally, due to the easing of logistical issues, in the third quarter we were able to repatriate the vast majority of our seafarers who had been unable to return home in a timely manner due to travel restrictions.

Looking ahead, I believe our Q4 fixtures reflect not just an improving market but also our ability to outperform commercially. We have now fixed approximately 73% of our available days for the fourth quarter at a net TCE of $11,275. While uncertainty around COVID-19 remains, we are cautiously optimistic that the global economy will continue to recover and benefit from various new monetary and fiscal stimulus programs being instituted around the world.”

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Ownership Days	4,546	4,156	13,646	12,485
Chartered in Days	535	931	1,664	2,937
Available Days	4,940	4,780	14,818	14,856
Operating Days	4,905	4,738	14,698	14,742
Fleet Utilization (%)	99.3%	99.1%	99.2%	99.2%

1 These are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading "Supplemental Information - Non-GAAP Financial Measures".
2 Baltic Supramax Index ("BSI") is a benchmark index published by Baltic Exchange which tracks the gross time charter spot value for a 58,000 dwt, non-scrubber fitted Supramax and average of 10 trade routes across the world. The average BSI was $9,945/day for the three months ended September 30, 2020. We track our TCE performance using the Adjusted net BSI which is BSI adjusted for commissions and our owned fleet makeup ("Adjusted net BSI").

Effective as of September 15, 2020, the Company completed a 1-for-7 reverse stock split (the “Reverse Stock Split”) of the Company's issued and outstanding shares of common stock, par value $0.01 per share, as previously approved by our Board of Directors (the "Board of Directors") and our shareholders. Proportional adjustments were made to the Company’s issued and outstanding common stock and to the exercise price and the number of shares issuable upon exercise of all of the Company’s outstanding warrants, the exercise price and number of shares issuable upon exercise of the options outstanding under the Company’s equity incentive plans, and the number of shares subject to restricted stock awards under the Company’s equity incentive plans. Furthermore, the conversion rate set forth in the indenture governing the Company’s Convertible Bond Debt was adjusted to reflect the Reverse Stock Split. No fractional shares of common stock were issued in connection with the Reverse Stock Split. All references to common stock and all per share data contained in this press release have been retrospectively adjusted to reflect the Reverse Stock Split unless explicitly stated otherwise.

Results of Operations for the three and nine months ended September 30, 2020 and 2019

For the three months ended September 30, 2020, the Company reported a net loss of $11.2 million, or basic and diluted loss of $1.09 per share. In the comparable quarter of 2019, the Company reported a net loss of $4.6 million, or basic and diluted loss of $0.45 per share.

For the nine months ended September 30, 2020, the Company reported a net loss of $35.2 million, or basic and diluted loss of $3.42 per share. In the comparable period of 2019, the Company reported a net loss of $10.5 million, or basic and diluted loss of $1.03 per share.

Revenues, net

Net time and voyage charter revenues for the three months ended September 30, 2020 were $68.2 million compared with $74.1 million recorded in the comparable quarter in 2019. The decrease in revenues was primarily attributable to lower charter rates as a result of COVID-19 and lower chartered-in days offset by an increase in owned days due to the acquisition of six Ultramax vessels in the second half of 2019. The available days for the three months ended September 30, 2020 were impacted by offhire days relating to delays in crew changes as a result of COVID-19.

Net time and voyage charter revenues for the nine months ended September 30, 2020 and 2019 were $200.0 million and $220.9 million, respectively. The decrease in revenues was primarily due to lower charter rates offset by a higher number of freight voyages performed, which gross up both revenue and voyage expenses. The available days remained flat year over year.

Voyage expenses

Voyage expenses for the three months ended September 30, 2020 were $19.6 million compared to $19.4 million in the comparable quarter in 2019. The increase was mainly attributable to an increase in the number of voyage charters performed offset by a decrease in bunker consumption expense due to lower bunker prices as a result of COVID-19.

Voyage expenses for the nine months ended September 30, 2020 were $70.0 million compared to $66.3 million in the comparable period in 2019. The increase was primarily due to an increase in the number of voyage charters performed offset by a decrease in bunker consumption expense due to lower bunker prices as a result of COVID-19.

Vessel expenses

    Vessel expenses for the three months ended September 30, 2020 were $21.7 million compared to $20.0 million in the comparable quarter in 2019. The increase in vessel expenses was primarily attributable to an increase in ownership days after the purchase of six Ultramax vessels in the second half of 2019, offset by the sale of the vessel Goldeneye in the third quarter of 2020. The ownership days for the three months ended September 30, 2020 and 2019 were 4,546 and 4,156, respectively.

    Average daily vessel operating expenses for our fleet for the three months ended September 30, 2020 and 2019 were $4,784 and $4,801, respectively.

Vessel expenses for the nine months ended September 30, 2020 were $65.7 million compared to $60.0 million in the comparable period in 2019. The increase in vessel expenses was primarily attributable to an increase in ownership days after the purchase of six Ultramax vessels offset by the sale of the vessel Thrasher in the second quarter of 2019, the sale of the Kestrel in the third quarter of 2019, and the sale of the vessel Goldeneye in the third quarter of 2020. Additionally, the Company incurred $0.7 million in additional costs relating to COVID-19 for procurement of personal protective equipment, test kits and crew changes. The ownership days for the nine months ended September 30, 2020 and 2019 were 13,646 and 12,485, respectively.

    Average daily vessel operating expenses for our fleet for the nine months ended September 30, 2020 and 2019 were $4,813 and $4,806 respectively.

Charter hire expenses

    Charter hire expenses for the three months ended September 30, 2020 were $5.1 million compared to $11.3 million in the comparable quarter in 2019. The decrease in charter hire expenses was principally due to a decrease in chartered-in days as well as charter hire rates due to COVID-19. The total chartered-in days for the three months ended September 30, 2020 were 535 compared to 931 for the comparable quarter in the prior year. The Company currently charters in three Ultramax vessels on a long term basis with remaining lease terms of approximately one year.

Charter hire expenses for the nine months ended September 30, 2020 were $15.8 million compared to $34.0 million in the comparable period in 2019. The decrease in charter hire expenses was primarily due to a decrease in the number of chartered-in days as well as charter hire rates. The total chartered-in days for the nine months ended September 30, 2020 were 1,664 compared to 2,937 for the comparable period in the prior year.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2020 and 2019 was $12.6 million and $10.1 million, respectively. Total depreciation and amortization expense for the three months ended September 30, 2020 includes $10.8 million of vessel and other fixed asset depreciation and $1.8 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended September 30, 2019 were $8.4 million of vessel and other fixed asset depreciation and $1.7 million of amortization of deferred drydocking costs. The increase in depreciation expense is due to an increase in the cost base of our owned fleet due to the capitalization of scrubbers and BWTS on our vessels, and the purchase of six Ultramax vessels in the second half of 2019, marginally offset by the sale of three vessels. The increase in drydock amortization was due to the completion of fourteen additional drydocks since the third quarter of 2019.

Depreciation and amortization expense for the nine months ended September 30, 2020 and 2019 was $37.6 million and $29.2 million, respectively. Total depreciation and amortization expense for the nine months ended September 30, 2020 includes $32.1 million of vessel and other fixed asset depreciation and $5.5 million relating to the amortization of deferred drydocking costs. Comparable amounts for the nine months ended September 30, 2019 were $24.8 million of vessel and other fixed asset depreciation and $4.4 million of amortization of deferred drydocking costs.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2020 and 2019 were $8.0 million and $8.5 million, respectively. General and administrative expenses included stock-based compensation of $0.7 million and $1.2 million for the three months ended September 30, 2020 and 2019, respectively. The decrease in general and administrative expenses was mainly attributable to decreases in stock-based compensation expense.

General and administrative expenses for the nine months ended September 30, 2020 and 2019 were $22.7 million and $24.9 million, respectively. General and administrative expenses included stock-based compensation of $2.3 million and $3.8 million for 2020 and 2019, respectively. The decrease in general and administrative expenses was mainly attributable to decreases in stock-based compensation expense, corporate travel and office expenses due to COVID-19.

Loss/(gain) on sale of vessels

For the three months ended September 30, 2020 and 2019, the Company recorded a loss of $0.4 million and a gain of $1.0 million, respectively. The loss for the three months ended September 30, 2020 includes a loss of approximately $0.1 million in connection with the sale of the vessel Goldeneye and a loss of $0.3 million in connection with the pending sale of the vessel Skua, which was classified as a vessel held for sale as of September 30, 2020. The vessel is expected to be delivered to its buyers in the fourth quarter of 2020. The gain for the three months ended September 30, 2019 includes a gain of $1.0 million in connection with the sale of the vessel Kestrel.

For the nine months ended September 30, 2020 and 2019, the Company recorded a loss of $0.4 million and a gain of $6.0 million, respectively. The loss for the nine months ended September 30, 2020 includes a loss of approximately $0.1 million in connection with the sale of the vessel Goldeneye and a loss of $0.3 million in connection with the pending sale of the vessel Skua, which was classified as a vessel held for sale as of September 30, 2020. The gain for the nine months ended September 30, 2019 includes a gain of $6.0 million, in connection with the sales of the vessels Condor, Merlin, Thrasher, and Kestrel.
Interest expense

Interest expense for the three months ended September 30, 2020 and 2019 was $9.0 million and $8.1 million, respectively. The increase in interest expense is primarily due to an increase in our outstanding debt under the Convertible Bond Debt and the New Ultraco Debt Facility offset by a decrease in interest rates.

Interest expense for the nine months ended September 30, 2020 and 2019 was $26.9 million and $21.6 million, respectively. The increase in interest expense is primarily due to an increase in our outstanding debt under the Convertible Bond Debt and the New Ultraco Debt Facility offset by a decrease in interest rates.

Liquidity and Capital Resources

	Nine Months Ended
	September 30, 2020	September 30, 2019
Net cash (used in)/provided by operating activities	$(2,346,990)	$18,954,210
Net cash used in investing activities	(17,529,527)	(100,391,287)
Net cash provided by financing activities	46,027,292	104,396,889
Net increase in cash, cash equivalents and restricted cash	26,150,775	22,959,812
Cash, cash equivalents and restricted cash at beginning of period	59,130,285	78,163,638
Cash, cash equivalents and restricted cash at end of period	$85,281,060	$101,123,450

Net cash used in operating activities for the nine months ended September 30, 2020 was $2.3 million, compared with net cash provided by operating activities of $19.0 million in the comparable period in 2019. The cash flows from operating activities decreased as compared to the same period in the prior year primarily due to the decrease in charter hire rates due to COVID-19 and the increase in drydock expenditures.

Net cash used in investing activities for the nine months ended September 30, 2020 was $17.5 million, compared to $100.4 million in the comparable period in the prior year. During the nine months ended September 30, 2020, the Company paid $25.2 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet. The Company also received insurance proceeds of $3.7 million for hull and machinery claims. Additionally, the Company paid $0.6 million towards vessel improvements. This use of cash was partially offset by the proceeds from the sale of one vessel for net proceeds of $4.6 million. During the nine months ended September 30, 2019, the Company purchased four Ultramax vessels for $81.4 million, of which $2.0 million was paid as an advance as of December 31, 2018 and $6.0 million was paid as an advance for the purchase of three additional vessels which were delivered in the fourth quarter of 2019. The proceeds from the sale of four vessels were $29.6 million. The Company received $2.1 million for hull and machinery claims. Additionally, during the nine months ended September 30, 2019, the Company paid $44.5 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet.

Net cash provided by financing activities for the nine months ended September 30, 2020 was $46.0 million compared to $104.4 million in the comparable period in 2019. During the nine months ended September 30, 2020, the Company received $55.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility, $22.6 million in proceeds from the New Ultraco Debt Facility, and $15.0 million from the Super Senior Facility. The Company repaid $20.9 million of the New Ultraco Debt Facility, $20.0 million of the revolver loan under the New Ultraco Debt Facility, and $4.0 million of the Norwegian Bond

Debt. Additionally, the Company paid $1.2 million to settle net share equity awards, and $0.4 million as debt issuance costs to the lenders of the New Ultraco Debt Facility. During the nine months ended September 30, 2019, the Company completed a debt refinancing transaction and received net proceeds of $153.4 million by entering into new term and revolver loan facilities under the New Ultraco Debt Facility and repaid all outstanding debt under the Original Ultraco Debt Facility and New First Lien Facility of $82.6 million and $65.0 million, respectively. The Company received $112.5 million in proceeds from the Convertible Bond Debt, net of debt discount. The Company paid $3.2 million as debt issuance costs to the lenders under the New Ultraco Debt Facility. Additionally, the Company paid $0.9 million to settle net share equity awards.

    As of September 30, 2020, our cash and cash equivalents including restricted cash was $85.3 million compared to $59.1 million as of December 31, 2019.

    As of September 30, 2020, the Company's outstanding debt excluding debt discount and debt issuance costs consisted of the $184.0 million Norwegian Bond, the $209.2 million under the New Ultraco Debt Facility which includes $35.0 million of an outstanding revolver loan, $15.0 million under the Super Senior Facility and the $114.1 million Convertible Bond Debt.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

    Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the nine months ended September 30, 2020, eight of our vessels completed drydock and one of our vessels was still in drydock as of September 30, 2020, and we incurred drydocking expenditures of $10.8 million. In the nine months ended September 30, 2019, five of our vessels completed drydock and three vessels were still in drydock as of September 30, 2019, and we incurred drydocking expenditures of $6.1 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs (2) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS	Scrubbers (3)	Drydocks
December 31, 2020	160	$0.4	$2.6	$2.3
March 31, 2021	104	0.8	—	4.6
June 30, 2021	144	1.5	—	2.4
September 30, 2021	155	3.1	—	2.3

(1) Actual duration of off-hire days will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(3) The projected scrubber payments relate to the remaining amounts owed to vendors which were accrued as of September 30, 2020 as part of Vessels and vessel improvements.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues, net	$68,182,301	$74,110,376	$199,952,404	$220,891,288

Voyage expenses	19,627,919	19,446,294	69,960,025	66,259,590
Vessel expenses	21,748,531	19,953,680	65,680,913	60,005,794
Charter hire expenses	5,060,503	11,345,615	15,820,809	34,017,002
Depreciation and amortization	12,617,803	10,055,938	37,587,477	29,224,368
General and administrative expenses	7,995,715	8,450,831	22,724,190	24,901,561
Operating lease impairment	—	—	352,368	—
Loss/(gain) on sale of vessels	389,207	(971,129)	389,207	(6,044,479)
Total operating expenses	67,439,678	68,281,229	212,514,989	208,363,836
Operating income/(loss)	742,623	5,829,147	(12,562,585)	12,527,452
Interest expense	8,954,200	8,117,293	26,883,094	21,612,451
Interest income	(23,644)	(640,220)	(236,633)	(1,467,702)
Loss on debt extinguishment	—	—	—	2,268,452
Realized and unrealized loss/(gain) on derivative instruments, net	2,971,353	2,915,063	(4,030,674)	639,913
Total other expense, net	11,901,909	10,392,136	22,615,787	23,053,114
Net loss	$(11,159,286)	$(4,562,989)	$(35,178,372)	$(10,525,662)

Weighted average shares outstanding*:
Basic	10,279,698	10,192,842	10,274,906	10,189,636
Diluted	10,279,698	10,192,842	10,274,906	10,189,636

Per share amounts*:
Basic net loss	$(1.09)	$(0.45)	$(3.42)	$(1.03)
Diluted net loss	$(1.09)	$(0.45)	$(3.42)	$(1.03)

*Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$83,408,816	$53,583,898
Restricted cash - current	1,872,244	5,471,470
Accounts receivable, net of a reserve of $2,325,589 and $2,472,345, respectively	12,998,480	19,982,871
Prepaid expenses	2,724,668	4,631,416
Inventories	11,693,931	15,824,278
Vessel held for sale	5,168,600	—
Derivative asset and other current assets	6,811,942	1,039,430
Total current assets	124,678,681	100,533,363
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $177,765,956 and $153,029,544, respectively	833,570,710	835,959,084
Operating lease right-of-use assets	10,669,431	20,410,037
Other fixed assets, net of accumulated depreciation of $1,067,000 and $832,541, respectively	549,855	740,654
Restricted cash - noncurrent	—	74,917
Deferred drydock costs, net	22,699,341	17,495,270
Deferred financing costs - Super Senior Facility	—	166,111
Advance for scrubbers, ballast water systems and other assets	2,860,736	26,707,700
Total noncurrent assets	870,350,073	901,553,773
Total assets	$995,028,754	$1,002,087,136
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,312,496	$13,483,397
Accrued interest	7,171,472	5,321,089
Other accrued liabilities	8,549,199	28,996,836
Fair value of derivative instruments - current	4,090,188	756,229
Current portion of operating lease liabilities	10,848,313	13,255,978
Unearned charter hire revenue	5,989,235	4,692,259
Current portion of long-term debt	39,244,297	35,709,394
Total current liabilities	89,205,200	102,215,182
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	172,932,556	175,867,310
Super Senior Facility, net of debt issuance costs	14,882,677	—
New Ultraco Debt Facility, net of debt issuance costs	139,546,175	141,396,770
Revolver loan under the New Ultraco Debt Facility	35,000,000	—
Convertible Bond Debt, net of debt discount and debt issuance costs	95,660,779	92,803,144
Fair value of derivative instruments - non current	681,000	—
Operating lease liabilities	793,917	8,301,793
Total noncurrent liabilities	459,497,104	418,369,017
Total liabilities	548,702,304	520,584,199

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 10,279,698 and 10,214,600 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively *	102,797	102,146
Additional paid-in capital *	919,601,124	918,475,145
Accumulated deficit	(472,252,726)	(437,074,354)
Accumulated other comprehensive loss	(1,124,745)	—
Total stockholders' equity	446,326,450	481,502,937
Total liabilities and stockholders' equity	$995,028,754	$1,002,087,136

*Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net loss	$(35,178,372)	$(10,525,662)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation	32,085,266	24,845,206
Amortization of operating lease right-of-use assets	9,388,238	9,480,487
Amortization of deferred drydocking costs	5,502,211	4,379,162
Amortization of debt discount and debt issuance costs	4,654,871	2,265,374
Loss on debt extinguishment	—	2,268,452
Loss/(gain) on sale of vessels	389,207	(6,044,479)
Operating lease impairment	352,368	—
Net unrealized loss on fair value of derivatives	2,677,003	138,354
Stock-based compensation expense	2,300,444	3,827,902
Drydocking expenditures	(10,830,172)	(6,062,439)
Changes in operating assets and liabilities:
Accounts payable	(4,135,537)	(1,799,292)
Accounts receivable	2,956,653	1,889,818
Accrued interest	1,850,383	5,927,043
Inventories	4,130,347	1,853,870
Operating lease liabilities current and non-current	(9,915,541)	(10,024,158)
Derivative asset, other current and non-current assets	(5,905,400)	(1,010,905)
Other accrued liabilities	(5,872,683)	144,279
Prepaid expenses	1,906,748	1,171,960
Unearned charter hire revenue	1,296,976	(3,770,762)
Net cash (used in)/provided by operating activities	(2,346,990)	18,954,210

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(605,660)	(81,365,090)
Advance paid for purchase of vessels, scrubbers and ballast water systems	(25,224,068)	(50,537,160)
Proceeds from hull and machinery insurance claims	3,749,779	2,112,426
Proceeds from sale of vessels	4,594,081	29,626,659
Purchase of other fixed assets	(43,659)	(228,122)
Net cash used in investing activities	(17,529,527)	(100,391,287)

Cash flows from financing activities:
Repayment of revolver loan under New First Lien Facility	—	(5,000,000)
Proceeds from the revolver loan under New First Lien Facility	—	5,000,000
Repayment of Original Ultraco Debt Facility	—	(82,600,000)
Proceeds from New Ultraco Debt Facility	22,550,000	153,440,000
Proceeds from Convertible Bond Debt, net of debt discount	—	112,482,586
Proceeds from Share Lending Agreement	—	35,829
Repayment of Norwegian Bond Debt	(4,000,000)	(4,000,000)
Repayment of term loan under New Ultraco Debt Facility	(20,923,319)	(10,097,342)
Proceeds from revolver facility under New Ultraco Debt Facility	55,000,000	—
Proceeds from Super Senior Facility	15,000,000	—

Repayment of revolver loan under New Ultraco Debt Facility	(20,000,000)	—
Repayment of New First Lien Facility - term loan	—	(60,000,000)
Debt issuance costs paid to lenders on New Ultraco Debt Facility	(381,471)	(3,156,250)
Cash used to settle net share equity awards	(1,161,301)	(877,697)
Cash used to settle fractional shares in the Reverse Stock Split	(12,513)	—
Other financing costs	(44,104)	(830,237)
Net cash provided by financing activities	46,027,292	104,396,889

Net increase in Cash, cash equivalents and Restricted cash	26,150,775	22,959,812
Cash, cash equivalents and Restricted cash at beginning of period	59,130,285	78,163,638
Cash, cash equivalents and Restricted cash at end of period	$85,281,060	$101,123,450
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$20,377,697	$13,106,139
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$5,915,948	$8,867,952
Accruals for debt issuance costs included in Other accrued liabilities	$200,000	$418,224
Accrual for liability relating to taxes on net share equity awards included in Other accrued liabilities	$—	$471,236

Supplemental Information - Non-GAAP Financial Measures

    This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

    Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net loss, operating income/(loss), cash flows (used in)/provided by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, operating lease impairment, (gain)/loss on sale of vessels, loss on debt extinguishment and stock-based compensation expense that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net loss to EBITDA and Adjusted EBITDA.

Reconciliation of GAAP Net loss to EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(11,159,286)	$(4,562,989)	$(35,178,372)	$(10,525,662)
Adjustments to reconcile net loss to EBITDA:
Interest expense	8,954,200	8,117,293	26,883,094	21,612,451
Interest income	(23,644)	(640,220)	(236,633)	(1,467,702)
Income taxes	—	—	—	—
EBIT	(2,228,730)	2,914,084	(8,531,911)	9,619,087
Depreciation and amortization	12,617,803	10,055,938	37,587,477	29,224,368
EBITDA	10,389,073	12,970,022	29,055,566	38,843,455
Non-cash, one-time and other adjustments to EBITDA(1)	1,130,227	184,094	3,042,019	51,875
Adjusted EBITDA	$11,519,300	$13,154,116	$32,097,585	$38,895,330
(1) One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2020 includes stock-based compensation, an operating lease impairment, and loss on sale of vessels. One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2019 includes stock-based compensation, gain on sale of vessels, and loss on debt extinguishment.

TCE revenue and TCE
    Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

Reconciliation of Revenues, net to TCE

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues, net	$68,182,301	$74,110,376	$199,952,404	$220,891,288
Less:
Voyage expenses	$(19,627,919)	$(19,446,294)	$(69,960,025)	(66,259,590)
Charter hire expenses	$(5,060,503)	$(11,345,615)	$(15,820,809)	(34,017,002)
Reversal of one legacy time charter	$(88,080)	$(119,818)	$332,676	$232,977
Realized (loss)/gain on FFAs and bunker swaps	$(1,028,967)	$(805,894)	$6,891,076	$(420,288)
TCE revenue	$42,376,832	$42,392,755	$121,395,322	$120,427,385

Owned available days	$4,405	$3,849	$13,154	$11,919
TCE	$9,620	$11,014	$9,229	$10,104

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $184.0 million, are secured by 23 vessels and restricted cash.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABNAMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of September 30, 2020, $20.0 million of the revolving credit facility remains undrawn. The New Ultraco Debt Facility is secured by 26 vessels.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and two Ultramax vessels during 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Convertible Bond Debt: Convertible Bond Debt refers to net proceeds of approximately $112.5 million that the Company received on July 29, 2019 from its issuance of 5.0% Convertible Senior Notes due 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. As of September 30, 2020, $15.0 million was fully drawn to be used for general corporate purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, November 6, 2020, to discuss the third quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 6386439. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on November 6, 2020 until 11:00 AM ET on November 16, 2020. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 6386439.

 About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.